Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF FORUM ENERGY TECHNOLOGIES, INC.

Forum Energy Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Forum Energy Technologies, Inc.

SECOND: Pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the first paragraph of Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is 33,300,000, consisting of (i) 29,600,000 shares of common stock of the par value of one cent ($0.01) per share (the "Common Stock") and (ii) 3,700,000 shares of preferred stock of the par value of one cent ($0.01) per share (the "Preferred Stock")."

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL. On February 14, 2025, the Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable a proposed amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation (this "Certificate of Amendment") and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on May 9, 2025, at which meeting the necessary number of shares of the Corporation’s common stock were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.
FOURTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 12th day of May, 2025.

FORUM ENERGY TECHNOLOGIES, INC.

By:/s/ John C. Ivascu
Name: John C. Ivascu Title: Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary